                                                                    EXHIBIT 99.5

                                                                  EXECUTION COPY


                           EMPLOYEE MATTERS AGREEMENT


                  EMPLOYEE MATTERS AGREEMENT, dated as of April 9, 2003 (as the same may be amended from time to time, the "Agreement"), between Hughes Electronics Corporation, a Delaware corporation ("Hughes") and The News Corporation Limited, an Australia corporation ("Purchaser"), each a "Party," and collectively, the "Parties."

                  WHEREAS, GM shall distribute to the holders of record of GM's Class H common stock, par value $0.10 per share (the "GM Class H Common Stock"), as of immediately prior to the effective time of the Split-Off (as defined below) shares of common stock, par value $0.01 per share, of Hughes ("Hughes Common Stock") in exchange for all of the outstanding shares of GM Class H Common Stock, and the GM Class H Common Stock will be redeemed and cancelled (the "Split-Off");

                  WHEREAS, immediately following the Split-Off, GM shall sell to Purchaser, and Purchaser shall purchase from GM, all of the shares of Hughes Common Stock then held by GM (the "Hughes Stock Sale Shares") for the purchase price and upon the terms and conditions set forth in that certain Stock Purchase Agreement entered into by and among GM, Hughes and Purchaser on the date hereof (the "Stock Purchase Agreement") (the "Stock Sale");

                  WHEREAS, GM and Hughes shall consummate the separation of Hughes from GM pursuant to a Separation Agreement to be entered into immediately prior to the Split-Off, by and between GM and Hughes (the "Separation Agreement");

                  WHEREAS, a wholly owned subsidiary of Purchaser will merge, immediately following the consummation of the Stock Sale, with and into Hughes, with Hughes as the surviving corporation (the "Merger");

                  WHEREAS, the consummation of the Split-Off and the separation of Hughes from GM as contemplated by the Separation Agreement (collectively, the "Hughes Separation Transactions" and, together with the Stock Sale and the Merger, the "Transactions") are conditioned on, among other things, the approval by the holders of a majority of the outstanding shares of GM $1-2/3 Common Stock and GM Class H Common Stock;

                  WHEREAS, in connection with the Transactions, the Parties hereto are entering into this Agreement in order to address certain employee compensation and benefit matters and this Agreement shall be a part of the Separation Agreement and Stock Purchase Agreement; and

                  WHEREAS, this Agreement shall become effective as of the Closing Date.

                  NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereby agree as follows:






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1.       DEFINITIONS.

                  (a) All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Separation Agreement unless the context indicates otherwise.

                  (b) For purposes of this Agreement, the following definitions shall apply to initially capitalized terms used herein unless the context indicates otherwise:

                  (i) "Hughes Employees" shall mean all individuals who, immediately prior to the Closing Date, are current, former, or retired employees of Hughes or any entity that is a current or former subsidiary of Hughes;

                  (ii) "Subsidiaries" shall mean all subsidiaries of Hughes in existence immediately prior to the Closing Date; and

                  (iii) "Plans" shall mean any and all of the employee benefits and compensation plans, or agreements which are maintained or sponsored by Hughes or a Subsidiary thereof for the benefit of Hughes Employees with respect to their employment with Hughes or any of its Subsidiaries, which are set forth on Schedule A to this Agreement (the "Schedule A Plans"). Notwithstanding anything in this Agreement or the documents relating to the Transactions to the contrary, this Agreement shall not apply to any plan, program, policy, agreement or arrangement that is not listed on Schedule A hereto, provided that this sentence shall not apply to Section 3(c) hereof.

2.       GENERAL.

                  (a) Except as otherwise provided in this Agreement, Hughes may modify or terminate any Plan in accordance with its terms.

                  (b) Neither Hughes nor any Subsidiary has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit or compensation plan, agreement or arrangement or modify any Plan.

                  (c) Except as set forth on Schedule B, to Hughes' knowledge, as of the date of this Agreement; (i) Hughes has no obligation to provide any employee benefits or compensation to any former or retired employees of Hughes or its Subsidiaries who were employed in any business that was disposed of prior to the date hereof by Hughes or any Subsidiary, including, without limitation, the Hughes defense business or the Hughes space and communications business, other than benefits or compensation that in the aggregate would not exceed one million dollars ($1,000,000), and (ii) Hughes has no liability with respect to any Hughes Employees relating to employment with, or employee benefits or compensation from, GM, whether or not such benefits or compensation are attributable to their employment with GM or any GM Affiliate or with respect to employee benefits or compensation based on such individual's combined service with GM or any GM Affiliate and Hughes or any Hughes Affiliate. For purposes of this Agreement, the "knowledge" of Hughes shall have the meaning set forth in
Section 14.1 of the Stock Purchase Agreement.

                  (d) Hughes represents that it has no liability or obligation that has not already been discharged in full as of the date of this Agreement, with respect to any and all text and other information redacted in any Plan or any other document provided to Purchaser by, or at the request of GM, Hughes or any Subsidiary of the foregoing.


3.       CONTINUATION OF EMPLOYEE BENEFIT PLANS, WAGES AND BENEFITS.

                  (a) Except as otherwise provided in this Agreement, Hughes shall maintain and continue, as in effect immediately prior to the Closing Date, all Schedule A Plans for a period of at least 18 months following the Closing Date.

                  (b) For a period of at least the shorter of (i) 18 months immediately following the Closing Date and (ii) the last day of the first calendar year commencing on or after the Closing Date (the "Compensation Continuation Period"), Hughes shall not materially reduce the salary or hourly wage rate in effect immediately prior to the Closing Date for any current Hughes Employee employed as of the Closing Date who is not a member of a collective bargaining unit or is not covered by a collective bargaining agreement. In addition, Hughes shall, during the Compensation Continuation Period, continue to provide to each individual Hughes Employee during employment with Hughes or any of its Subsidiaries, an unreduced target opportunity to earn incentive compensation in each incentive plan provided to such Hughes Employee immediately prior to the Closing Date. For purposes hereof, "incentive compensation" shall include all compensation payable under the incentive compensation plans asterisked on Schedule A.

                  (c) Hughes shall or shall cause its applicable Subsidiary to assume, maintain and continue in effect all severance, termination, separation, employment or other agreements between each Hughes Employee and Hughes or any of its Subsidiaries.

                  (d) Nothing in this Agreement or in the Transaction Documents shall: (i) confer upon any Hughes Employee any right with respect to continuation of employment with Hughes, nor interfere with the right, or limit the ability, of Hughes (or the applicable employer) to terminate the employment of any of the Hughes Employees at any time, with or without cause, (ii) except as otherwise provided in this Agreement or in the Transaction Documents, restrict Hughes in its independent judgment in modifying any of the terms and conditions of employment of the Hughes Employees, (iii) prohibit, restrict or in any way interfere with Hughes' rights or abilities to sell, lease, or otherwise dispose of all or any part of the business of Hughes, or (iv) prohibit, restrict or in any way interfere with Hughes' right or ability to amend, terminate or suspend any Plan or other program, policy, agreement or arrangement, to the extent such action is required to comply with Applicable Law or where applicable, to maintain qualification under Section 401 of the Internal Revenue Code of 1986, as amended, including any applicable regulations (the "Code").

4.      RETIREMENT PLANS.

        4.1 Employee Savings Plans. To the extent permitted by Applicable Law or the terms of the Hughes Non-Bargaining Employees' Thrift and Savings Plan and the Hughes Savings Plus

Plan, DIRECTV Latin America 401(k) plan and PanAmSat Corporation Retirement Savings Plan (the "Savings Plans"), and the loan agreements, promissory notes and related agreements, any outstanding participant loans as of the Closing Date from the Savings Plans shall be payable in accordance with the payment schedule provided therein without acceleration by reason of any termination of employment or transfer or distribution of account balances (including such notes and agreements).

         4.2 Hughes Non-Bargaining Retirement Plan.

                  (a) Notwithstanding any other provision of this Agreement, Hughes shall continue coverage under the contributory portion of the Hughes Non-Bargaining Retirement Plan (the "Non-Bargaining Plan"), as in effect immediately prior to the Closing Date, for all Hughes Employees who are contributory participants in such plan as of the date hereof, or, following the 18-month anniversary of the Closing Date, provide coverage under a successor plan having terms and conditions that are no less favorable to any such participant than the contributory portion of the Non-Bargaining Plan until termination of his or her employment with Hughes and its Subsidiaries, as applicable, except for amendments to the contributory portion of the Non-Bargaining Plan to the extent required to comply with applicable law or to maintain the qualification of the plan under Section 401 of the Code.

                  (b) Hughes shall, for at least 18 months immediately following the Closing Date, continue coverage for all Hughes Employees participating as of the Closing Date under the non-contributory portion of the Non-Bargaining Plan as in effect immediately prior to the Closing Date or provide coverage under a successor plan having terms and conditions that are no less favorable than such non-contributory portion of the Non-Bargaining Plan except for amendments to the non-contributory portion of the Non-Bargaining Plan to the extent required to comply with Applicable Law or maintain the qualification of the plan under
Section 401 of the Code.

                  (c) The Non-Bargaining Plan, the Hughes Bargaining Retirement Plan (the "Bargaining Plan") and the Hughes Salaried Excess Benefit Plan (the "Excess Plan") shall be amended, effective as of the Closing Date and to the fullest extent permitted by Applicable Law (including any requirements to maintain the qualification of such plan with Section 401 of the Code), to provide:

                  (1) that each Hughes Employee who (i) is a participant in the contributory benefit of such plan as of such date, (ii) is identified for layoff which arises directly from the transactions contemplated by the Transaction Documents, (iii) is laid off within two years following the Closing Date, and (iv) is entitled to receive severance benefits under the Special Severance Appendix to the Hughes Employment Transition Assistance Plan or individual Hughes Amended and Restated Executive Change in Control Severance Agreement, shall have a right to receive an enhanced lump sum payment equal to the actuarial present value of the accrued benefit payable under the Non-Bargaining Plan, the Bargaining Plan and the Excess Plan, as applicable, as if such Hughes Employee had grown into his or her earliest unreduced retirement date (e.g., "Magic 75") assuming that he or she had continued employment with Hughes through such date (the "Pension Window"). Hughes shall use its commercially reasonable efforts to obtain a favorable determination under Section 401 of the Code with respect to such amendment.

         Notwithstanding the foregoing, any Hughes Employee who is otherwise entitled under any individual agreement to additional accrued benefits relating to the Non-Bargaining Plan, the Bargaining Plan or the Excess Plan shall not be eligible to receive the Pension Window pursuant to this Agreement.

                  (2) that the above-referenced Pension Window will be available to those PanAmSat employees participating in the contributory benefit who receive severance benefits from PanAmSat who satisfy the requirements set forth in Sections 4.2(c)(1)(i), (ii) and (iii) of this Agreement, as long as they do not receive an offer of employment and relocation from Hughes.

5.       RETIREE HEALTH BENEFITS.

                  (a) Hughes will continue coverage for at least 18 months following the Closing Date under the retiree health plan in effect immediately prior to the Closing Date for Hughes employees who are contributory participants or eligible former Honeywell, Inc. participants in the Retirement Plans. After the 18-month anniversary of the Closing Date, a successor retiree health plan will be provided at retirement to eligible employees and qualified dependents who are under age 65 while health insurance coverage is provided to active Hughes Employees. Under no circumstances will a retiree health plan continue for any participant beyond the attainment of age 65.

                  (b) For a period of at least 24 months following the Closing Date, Hughes shall offer, in conjunction with the Pension Window, 100% self-pay retiree medical under the applicable plan as described in 5(a) above to eligible employees between the ages of 50 and 55 and their qualified dependents. Eligible employees for purposes of the preceding sentence are contributory participants in the Retirement Plan who are laid off within two years following the Closing Date, are age 50 or older as of their layoff (termination) date, and who are eligible for severance benefits under the Special Severance Appendix to the Hughes Employment Transition Assistance Plan or under the PanAmSat Corporation Severance Pay Plan. Those who maintain this election and make timely payments on a continuous basis up to age 55 may then participate in the retiree health plan in place under Hughes from age 55 to age 65 while health insurance coverage is provided to active Hughes Employees. Under no circumstances will a retiree health plan continue for any participant beyond the attainment of age 65.

                  (c) For a period of 24 months following the Closing Date, Hughes shall offer 100% self-pay group medical coverage to eligible non-contributory participants in the Retirement Plans and their qualified dependents. Eligible Hughes employees for purposes of the preceding sentence are non-contributory participants who are laid off within two years following the Closing Date and are 50 years or older as of their layoff (termination) date. Eligible employees who elect this coverage at termination and make timely payments on a continuous basis may continue in a Hughes health plan on a 100% self-pay basis up to age 65 and while health insurance coverage is provided to active Hughes Employees. Under no circumstances will the health plan continue for any participant beyond the attainment of age 65.

6.       OTHER BENEFIT PLANS.

         6.1 Waiver. Hughes shall, and shall cause the Subsidiaries, to provide that no pre-existing conditions or exclusions shall apply to Hughes Employees under the Hughes benefit plans except to the extent such condition or exclusion was applicable to an individual Hughes Employee prior to the Closing Date. With respect to the plan year during which the Closing Date occurs, any amounts for deductibles and out-of-pocket limits incurred by a Hughes Employee under the Schedule A Plans during such plan year will be counted toward deductibles and out-of-pocket limits under the Hughes benefit plans for the same plan year for such employee.

         6.2 Workers' Compensation. Workers' compensation liability for all Hughes Employees (whether incurred before, on or after the Closing Date) shall be assumed and retained by Hughes and its Subsidiaries at and following the Closing Date except to the extent such liability is fully insured or is the sole responsibility of an insurer under an insurance policy of Hughes or any of its affiliates after the Closing Date.

7.       INCENTIVE COMPENSATION PLANS.

                  (a) Neither the performance metric or other performance-based criteria nor the incentive compensation opportunities provided to the Hughes Employees under the incentive compensation plans on Schedule A may be amended or otherwise modified with respect to any performance period or portion thereof occurring prior to the Closing Date.

         7.1 Retention Bonus.

                  (a) Hughes shall promptly pay when due all retention bonuses in accordance with the terms of the retention arrangements, and such arrangements shall not be amended, modified or terminated as to any participant thereunder without such participant's prior written consent.

                  (b) Hughes shall follow the Claims and Dispute Resolution Process for the Hughes Amended and Restated Executive Change in Control Severance Agreements, the Hughes Retention Bonus Plan, and the PanAmSat Corporation Executive Change in Control Severance Agreements as set forth on Schedule A.


         7.2 Incentive Compensation Plans

                  (a) Subject to Section 3(b) of this Agreement, any performance metric or other performance-based criteria or the incentive compensation opportunities provided to the Hughes Employees under any incentive compensation plan may be amended or otherwise modified as of the end of a calendar month with respect to any performance period or portion thereof occurring on or after the Closing Date provided that:

                        (i) With respect to each incentive compensation plan, Hughes shall, as soon as practicable following the date of the amendment or modification (the "Modification Date") and in a manner consistent with past practice and the terms and conditions of such incentive compensation plan, determine the pro rata amount of the award payable to each Hughes Employee under such incentive compensation plan for the period commencing on the first day of the plan year or performance period(s), as applicable, in which the Modification Date occurs, and ending on the Modification Date (the "Pre-Modification Award Period"). As soon as practicable following the Modification Date, Hughes shall determine the actual aggregate incentive compensation plan performance for the Pre-Modification Award Period by comparing (x) the actual percentage level of performance achieved through the Modification Date for each incentive compensation plan metric, as applicable, to (y) the planned performance through the Modification Date for each incentive compensation plan metric, as applicable. Hughes shall then cause the individual awards to be determined consistent with its past practices. Individual awards so determined shall be prorated by a fraction, the numerator of which shall be the number of whole months completed from the first day of the plan year or performance period(s), as applicable, up to and including the Modification Date as a completed month, and the denominator of which shall be (i) 12 months in the case of the Hughes Annual Incentive Plan and the Hughes Employees' Results Sharing Plan,
                  (ii) 36 months in the case of the Hughes Long-Term Achievement Plan, and (iii) the number of months in the applicable performance period in the case of other incentive compensation plans. Upon such determination, Hughes shall record in its administrative records for such incentive compensation plan the amount of each such award so calculated (each, a "Pre-Modification Award") and shall notify each Hughes Employee of such employee's Pre-Modification Award as soon as practicable (but in any case within 30 days after the Modification Date);

                               (ii) The Hughes Employees who are affected by the
                  amendment or modification of such incentive compensation plan are notified of the amendment or modification as soon as practicable after the adoption of the amendment or modification; and

                               (iii) As soon as practicable following the last day of the plan year or performance period(s), as applicable, in a manner consistent with the terms and conditions of such incentive compensation plan, Hughes shall determine the amount of the award payable to each Hughes Employee under such incentive compensation plan for the period commencing on the Modification Date and ending on the last day of the plan year or performance period(s), as applicable (the "Post-Modification Award"). Further, as soon as practicable following the date such awards have been determined, Hughes shall notify each affected Hughes Employee of the amount of the award payable to such employee. With respect to each plan year and performance period(s), as applicable, under such incentive compensation plan, the aggregate award that each eligible Hughes Employee shall receive shall be equal to the sum of such Hughes Employee's Pre-Modification Award and Post-Modification Award for such plan year or performance period(s). Hughes shall pay such awards in accordance with the terms and conditions of the applicable incentive compensation plan.

         7.3 Stock Option Plans.

                  (a) Hughes shall assume all obligations and responsibility for any outstanding options and other awards under the Hughes Incentive Plan, and all such options and awards (excluding stock options granted on June 22, 2001, LTAP restricted stock units which will vest pursuant to the Long Term Achievement Plan and restricted stock units granted after February 21, 2003) shall be fully vested and exercisable beginning no more than ten (10) business days immediately prior to the Closing Date.

                  (b) Employees of GM and Delphi Automotive Systems Company who have stock options with respect to shares of Class H stock outstanding as of the Closing Date shall be deemed to have terminated their service as of the Closing Date as a result of a "Change in Control" for purposes of the Hughes Incentive Plan and therefore such options shall remain exercisable up to the earlier of
(i) the fifth anniversary of the Change in Control or (ii) the date of expiration of the term of the option.

                  (c) All outstanding options as of the Closing Date under the Hughes Incentive Plan held by any employee of Hughes or any of its affiliates whose employment or service is terminated (or deemed to be terminated) pursuant to any reduction in force program or otherwise as a result of any Change in Control (as defined in the Hughes Incentive Plan) shall remain exercisable until the earlier of the fifth anniversary of the date of their termination of employment or the expiration date of such option determined without regard to any such termination.

         7.4 Severance Plans. Hughes shall continue, for a period of at least 24 months after the Closing Date, the Hughes Employment Transition Assistance Plan and the Special Severance Appendix thereto, and the PanAmSat Corporation Severance Pay Plan, each as in effect as of the date hereof.

8.       FURTHER AGREEMENTS.

         8.1 Past Service Credit. From and after the Closing Date, Hughes shall, and shall cause the Subsidiaries and successors to, provide credit (without duplication) to Hughes Employees for their service with Hughes and its Subsidiaries for purposes of eligibility, vesting, continuous service, determination of service awards, vacation and severance entitlements, eligibility to retire, early retirement subsidies and benefit accrual under all the Hughes benefit plans to the same extent and for the same purposes as such service was credited under the Schedule A Plans.

         8.2 Termination. Any Hughes Employee's termination of employment for "Good Reason" pursuant to any applicable plan or agreement will be treated as a layoff/ involuntary termination without cause for purposes of all Plans, including Schedule A Plans, and all employment, severance or other agreements applicable to such Hughes Employee.

         8.3 Cooperation. The Parties agree to cooperate and to promptly respond to reasonable requests for information to implement the terms of this Agreement.

         8.4 Administration. This Agreement shall be administered by a committee consisting of the independent directors of the Compensation Committee of the Board of Directors of Hughes.

         8.5 Successors. Hughes and Purchaser shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hughes to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hughes would be required to perform it if no such succession had taken place and, to the extent permitted by Applicable Law, Hughes and its affiliates shall thereupon be relieved of any and all liability in connect therewith.

9.       MISCELLANEOUS MATTERS.

         9.1 Conduct of Business. Notwithstanding anything contained herein, nothing in this Agreement shall prohibit, restrict, limit or in any way interfere with Hughes' or any Subsidiary's right or ability to conduct their business and operations in accordance with Article VIII of the Stock Purchase Agreement and the schedules thereto.

         9.2 No Third Party Beneficiaries. No provision in this Agreement or in any Schedule, attached hereto or in the Transaction Documents shall confer upon any person, other than the signatories hereto, any rights or remedies with respect to the matters set forth herein.

         9.3 Severability. In case any one or more of the provisions contained in this Agreement or the Schedules hereto shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or a qualified arbitrator, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be diminished.

         9.4 Governing Law. To the extent not governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         9.5 Entire Agreement; Amendments. The Transaction Documents and this Agreement constitute the entire agreement among the Parties and supersede all other pre-existing agreements, with respect to the matters expressly provided for in this Agreement and the Schedules hereto. Prior to the Closing Date, this Agreement may be amended or modified only by mutual agreement in writing signed by an authorized representative of each Party. Following the Closing Date, no amendment or modification may be made to this agreement.

         9.6 Order Of Precedence. This Agreement shall be construed in a manner consistent with the Transaction Documents and incorporates the provisions thereof by reference to the extent relevant to this Agreement. The Parties hereto agree that if any terms of this Agreement conflict with the terms in the Transaction Documents, the terms of the Transaction Documents shall govern with respect to the resolution of such conflict.

         9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         9.8 Notices. All notices or other communications hereunder or under any Schedule hereto, shall be in writing, signed by the party providing such notice, and shall be considered properly given or made and shall be deemed to have been duly given on the date of delivery, when delivered personally or transmitted and received by telecopier/facsimile transmitter, receipt acknowledged or confirmed during normal business hours, or in the case of registered or certified mail, return receipt requested, postage prepaid, on the date shown on such return receipt.

Any notices to Hughes or Hughes shall be sent as follows (or to such other address as Hughes or Hughes may specify in writing to the Purchaser):

                           Sandra Harrison
                           P. O Box 956
                           Bldg. 001
                           MS-A104
                           El Segundo, CA   90245-0956
                           Telecopy:  (310) 416-1254

         With copies to:

                           Larry Hunter
                           P. O. Box 956
                           Bldg. 001
                           MS-A106
                           El Segundo, CA   90245-0956
                           Telecopy:  (310) 648-3382

Any notices to Purchaser shall be sent as follows (or to such other address as Purchaser may specify in writing to Hughes):

                           The News Corporation Limited
                           1211 Avenue of the Americas
                           New York, NY 10036
                           Attention:  Arthur M. Siskind
                           Telecopy No.:  (212) 768-2029

         With  copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036
                           Attention:    Lou R. Kling
                                         Howard L. Ellin
                           Telecopy No.: (212) 735-2000

         9.9 Descriptive Headings. The section and clause headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.




HUGHES ELECTRONICS CORPORATION

By: /s/ Larry D. Hunter
    ----------------------------------------

Name: Larry D. Hunter
      --------------------------------------

Title: Senior Vice President and General Counsel
       -----------------------------------------




THE NEWS CORPORATION LIMITED

By: /s/ Arthur M. Siskind
    ----------------------------------------

Name: Arthur M. Siskind
     ---------------------------------------

Title: Director
       -------------------------------------

                           EMPLOYEE MATTERS AGREEMENT

                                 SCHEDULE A(1)

                     EMPLOYEE BENEFIT AND COMPENSATION PLANS

Hughes Non-Bargaining Retirement Plan
Hughes Bargaining Retirement Plan
Hughes Salaried Employees' Excess Benefit Plan
Supplemental Employee Retirement Plan for Hughes Aircraft Company Pilots Hughes Supplemental Early Retirement Plan
Hughes Non-Bargaining Employees Thrift and Savings Plan, as amended effective
         April 1, 2003
Hughes Savings Plus Plan, as amended effective April 1, 2003

Hughes Welfare Benefit Plan
         (Includes: Group Insurance (including self-insured), Medicare Supplement, Prepaid Medical and Dental, Vision, Retiree Medical and Flexible Benefits)

Restated Deferred Compensation Plan
Hughes Executive Deferred Compensation Plan
Pension Window With Retiree Medical (not a separate plan but included as part of applicable retirement and medical plans)
Hughes Employment Transition Assistance Plan (including Special Severance
         Appendix thereto), as restated as of January 20, 2003
Hughes Critical Capabilities Continuation Bonus Plan

Hughes Retention Bonus Plan
Hughes Paid Time-Off Program
Hughes Vacation Policy
Hughes Executive Car Program
Hughes Executive Financial/Tax/Estate Planning Program
Hughes Personal Umbrella Liability Insurance
Hughes Compensation Plan For Non-Employee Directors
Hughes Claims and Dispute Resolution Process (Hughes amended and restated executive Change in Control Severance Agreements, Hughes Retention Bonus Plan, PanAmSat Corporation Executive Change in Control Severance Agreements)

Telocity 401(k) Retirement Savings Plan
Telocity Welfare Benefit Plan

PanAmSat Corporation Severance Pay Plan, as restated as of October 18, 2001 PanAmSat Corporation Retirement Savings Plan
PanAmSat Supplemental Savings Plan
PanAmSat Executive Health Spending Accounts
PanAmSat Executive Financial Planning



---------------------
(1) With respect to DIRECTV Latin America plans, policies, programs, agreements and arrangements presently in effect and set forth in Schedule A, such plans, policies, programs, agreements and arrangements shall be deemed to be Schedule A Plans only to the extent each of them has been approved by the Bankruptcy Court for the District of Delaware in the chapter 11 case of DIRECTV Latin America or otherwise are in effect and not terminated during such chapter 11 case, including any assumption thereof by a reorganized DIRECTV Latin America pursuant to a plan of reorganization.

PanAmSat Reflexions Benefit Plan
         (Includes Group Insurance, Dental, Vision, Disability, Life, AD&D, Employee Assistance Program, and Flexible Spending Plan)
PanAmSat Executive Car Allowance Program
PanAmSat Paid Time Off Program
PanAmSat Corporation Deferred Compensation Plan
PanAmSat 1999 Non-Employee Directors Compensation Deferral Plan

DIRECTV Employee Discount
DIRECTV Latin America 2003 Retention Plan
DIRECTV Latin America Paid Time Off Policy
DIRECTV Latin America Health and Welfare Plan
         (Includes Group Insurance, Dental, Vision, Disability, Life, AD&D, Flexible Spending Account, and Employee Assistance Program)
DIRECTV Broadband Retention Plan
DIRECTV Latin America 401(k) Plan
DIRECTV Latin America Car Allowance Policy
Galaxy Latin America 401(k) Restoration Plan

Hughes Aircraft Company Plan for Deferral of Special Compensation for Selected
         Executives


                          INCENTIVE COMPENSATION PLANS

*Hughes Annual Incentive Plan, Including HIMCO AIP
*Hughes Employees' Results Sharing Plan
 Hughes Incentive Plan, as amended as of February 21, 2003
        - Stock Option Program
        - Hughes 1997 Retention Stock Option Program
        - Hughes 2000 Retention Stock Option Grant Program
        - Stock Up On Hughes Program
       *- Long Term Achievement Plan, as amended as of September 28, 2001
        - 2003 Restricted Stock Unit Award Program

*PanAmSat Sales Incentive Program
 PanAmSat Corporation Long Term Stock Incentive Plan
*PanAmSat Annual Incentive Plan
 PanAmSat Achievement Award Program

*DIRECTV Annual Sales Incentive Plan
*Boise Customer Care Center CCR/CCS Incentive Plan

 DIRECTV Latin America Performance Share Plan
*DIRECTV Latin America Annual Incentive Plan
*DIRECTV Latin America Results Sharing Award Plan

*Hughes Network Systems Annual Incentive Plan
*Hughes Network Systems Management Incentive Plan
 Hughes Network Systems Performance Incentive Award
*Hughes Network Systems Sales Incentive Plan
         *- International Unified Sales Compensation Program (IUSCP) (including amendment applicable to the Broadband Carrier Networks (BCN) products)
         *- North America National Sales Compensation Program (NSCP)
         *- U.S. Field Sales Commission Plan for DIRECTV Systems and DirecPC

                               INTERNATIONAL PLANS

*Incentive compensation plans for purposes of Section 3(b) of the Employee
 Matters Agreement.

DIRECTV Latin America
         Argentina
         -  Medicus Obra Social GEA
         -  La Buenos Aires/NY Vida
         Brazil
         -  DIRECTV PREV Fendo de Pensao
         -  AGF Saude Brasil
         -  Addendum to AGF Saude Brasil
         -  AGF Vida Brasil

         Colombia
         -  Suramericana Vida Grupo Life Insurance

         Mexico
         -  Zurich Grupo Vida GGM Life Insurance
         -  Plan de Servicios Medicos GGM

         Puerto Rico
         -  Hartford Life and Accident Insurance Plan SPR
         -  Painewebber Master Retirement Plan
         -  Deferred Compensation Plan
         -  COSVI Stop Loss Health Insurance
         -  Delta Dental Plan

         Venezuela
         -  Seguro de Vida Catatumbo
         -  Quali Alfa Medicina Privada HCM Health Insurance DLA
         -  Beneficio Odontologico Corporative
         -  "Titulos" de GEV

DIRECTV Latin America Incentive Compensation Plans

*Sales Commission Plan GEA
*Sales Commission Plan Brazil
*Sales Commission Plan Colombia/Club 100x100
*Sales Commission Plan Mexico
*Sales Commission Plan SPR
*Sales Commission Plan GEV

Hughes Network Systems
         Brazil
         - Plano de Previdencia Privada FlexPrev Itau Empresaril PGBL
         - Alianca do Brasil Proposta Ouro Vida -- Apolice 12114
         - OMINT Assistencial Planos Medico-Hospitalares
         - Golden Cross
         - Sul America Seguro de Assistencia Medica e/ou Hospitalar

         Germany
         - HOT Telecommunications (Deutschland) GmbH Pension Plan
         - ARAG Auslandsreise-Krankenversicherung
         - ARAG Allgemeine Unfallversicherungs-Bedingungen (AUB 99)

         Hong Kong
         - Bank of East Asia Mandatory Provident Fund



*Incentive compensation plans for purposes of Section 3(b) of the Employee
 Matters Agreement.

         Italy
         -  Assitalia Spa
         -  Assidai le Assicurazioni Generali Spa
         -  I.N.A.

         Mexico
         -  Seguros Atlas Plan Nacional Plus
         -  MetLife Genesis Temporal 10

         United Kingdom
         -  Hughes Network Systems Limited BUPA Premier Network
         -  The Hughes Network Systems Limited Pension & Life Assurance Scheme
         -  The Hughes Network Systems Limited Money Purchase Masterplan




















*Incentive compensation plans for purposes of Section 3(b) of the Employee
 Matters Agreement.

                           EMPLOYEE MATTERS AGREEMENT

                                   SCHEDULE B


EMPLOYEE BENEFIT AND COMPENSATION PLANS UNDER WHICH (i) HUGHES HAS AN OBLIGATION TO PROVIDE EMPLOYEE BENEFITS OR COMPENSATION TO FORMER OR RETIRED EMPLOYEES OF HUGHES OR ITS SUBSIDIARIES WHO WERE EMPLOYED IN BUSINESSES DISPOSED OF PRIOR TO THE DATE HEREOF BY HUGHES OR ANY SUBSIDIARY, OR (ii) HUGHES HAS LIABILITIES WITH RESPECT TO HUGHES EMPLOYEES RELATING TO EMPLOYMENT WITH, OR EMPLOYEE BENEFITS OR COMPENSATION FROM, GM.

Hughes Non-Bargaining Retirement Plan
Hughes Bargaining Retirement Plan
Hughes Salaried Employees' Excess Benefit Plan (unfunded)
Hughes Incentive Plan, as amended as of February 21, 2003
         - Stock Option Program
         - Hughes 1997 Retention Stock Option Program
         - Hughes 2000 Retention Stock Option Grant Program
         - Stock Up On Hughes Program
         - Long Term Achievement Plan, as amended as of September 28, 2001
         - 2003 Restricted Stock Unit Award Program
Hughes Non-Bargaining Employees Thrift & Savings Plan
Restated Deferred Compensation Plan
Hughes Executive Deferred Compensation Plan




All obligations and liabilities of Hughes under the Special Employee Items Agreement between Hughes and GM.










*Incentive compensation plans for purposes of Section 3(b) of the Employee
 Matters Agreement.